Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment to Registration Statement No. 333-276255 on Form S-4 of CopperSteel HoldCo, Inc. of our report dated February 17, 2023 relating to the financial statements of Cedar Fair, L.P. and the effectiveness of Cedar Fair L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cedar Fair, L.P. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Cleveland, OH

January 17, 2024